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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13d-1(b), (c) AND (d) AND
              AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)(1)



                               Intelli-Check, Inc.
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                                (Name of Issuer)


                          Common Stock, $.001 par value
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                         (Title of Class of Securities)


                                    45817G102
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                                 (CUSIP Number)


                                December 31, 1999
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              Date of Event which Requires Filing of this Statement



                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                / / Rule 13d-1(b)

                                / / Rule 13d-1(b)

                                /X/ Rule 13d-1(b)


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                  (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

                  The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 45817G102

1.                NAME OF REPORTING PERSONS
                  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                           New York State Science and Technology Fund

2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                           (a) / /

                                           (b) / /

3.                SEC USE ONLY

4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                           State of New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

                  5.       SOLE VOTING POWER

                                    550,000

                  6.       SHARED VOTING POWER

                                    N/A

                  7.       SOLE DISPOSITIVE POWER

                                    550,000

                  8.       SHARED DISPOSITIVE POWER

                                    N/A

                  9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
                           REPORTING PERSON

                                    550,000

                  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                               / /

                  11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                    8.6%

                  12.      TYPE OF REPORTING PERSON*

                                    CO+

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     +Not for profit public corporation.

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Item 1(a). Name of Issuer:


                  Intelli-Check, Inc.



Item 1(b). Address of Issuer's Principal Executive Offices:

                  775 Park Avenue, Suite 340
                  Huntington, New York 11743


Item 2(a). Name of Person Filing:

                  New York State Science and Technology Foundation


Item 2(b). Address of Principal Business Office or, if None, Residence:

                  99 Washington Avenue
                  Albany, New York 12210


Item 2(c). Citizenship:


                  N/A

Item 2(d). Title of Class of Securities:


                  Common Stock, $.001 par value

Item 2(e) CUSIP Number:


                  45817G102



Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

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Item 4. Ownership.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

         (a) Amount beneficially owned:

                           550,000

         (b) Percent of class:

                           8.6%

         (c) Number of shares as to which such person has:

         (i) Sole power to vote or to direct the vote: 550,000

         (ii) Shared power to vote or to direct the vote: N/A

         (iii) Sole power to dispose or to direct the disposition of: 550,000

         (iv) Shared power to dispose or direct the disposition of: N/A

Item 5. Ownership of Five Percent or Less of a Class.

                           Not Applicable.


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                           Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                           Not Applicable.




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Item 8. Identification and Classification of Members of the
                  Group.

                           Not Applicable.


Item 9. Notice of Dissolution of Group.

                           Not Applicable.


Item 10. Certification.

                           Not Applicable.




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                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             February 8, 2000
                                        ------------------------------
                                                   (Date)

                                        NEW YORK STATE SCIENCE AND
                                        TECHNOLOGY FOUNDATION


                                        By:    /s/ Robert Malone
                                        ------------------------------
                                                   Robert Malone



                  The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


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